Exhibit 5.1

Carlos A. Ramirez

T: +1 858 550 6157

cramirez@cooley.com

May 21, 2025

Neurocrine Biosciences, Inc.

6027 Edgewood Bend Court

San Diego, CA 92130

Re:	Post-Effective Amendment to Registration Statements on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Neurocrine Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of (i) a Post-Effective Amendment No. 2 to the Company’s registration statements on Form S-8 (File Nos. 333-175889, 333-190178, 333-197916, 333-205933, 333-212871, 333-223020, 333-226971 and 333-234501), as originally filed with the Commission on July 29, 2011, July 26, 2013, August 6, 2014, July 29, 2015, August 3, 2016, February 14, 2018, August 22, 2018 and November 5, 2019, respectively, and (ii) a Post-Effective Amendment No. 1 to the Company’s registration statements on Form S-8 (File Nos. 333-240301, 333-266530, 333-273554 and 333-281163), as originally filed with the Commission on August 3, 2020, August 4, 2022, August 1, 2023 and August 1, 2024, respectively (all such registration statements identified in clauses (i) and (ii), collectively, the “Prior Registration Statements,” and the post-effective amendment to each of the Prior Registration Statements, collectively, the “Amendment”).

The Prior Registration Statements covered the offering of shares of the Company’s common stock, $0.001 par value (“Common Stock”), previously available for issuance under the Company’s Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”) and the Company’s Amended and Restated 2020 Equity Incentive Plan (the “2020 Plan” and together with the 2011 Plan, the “Prior Plans”). For purposes of this opinion, the “Shares” means up to 18,925,585 shares of Common Stock subject to outstanding stock awards granted under the Prior Plans that, from and after May 21, 2025, may become available for grant under the Company’s 2025 Equity Incentive Plan (the “2025 Plan”) as described in the Amendment.

In connection with this opinion, we have examined and relied upon the Prior Registration Statements, the Amendment and the related prospectuses, the Company’s certificate of incorporation and bylaws, each as currently in effect, the Prior Plans, the 2025 Plan and such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Cooley LLP 10265 Science Center Drive San Diego, CA 92121-1117

t: +1 858 550 6000 f: +1 858 550-6420 cooley.com

Neurocrine Biosciences, Inc.

May 21, 2025

Page Two

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2025 Plan, the Amendment and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Our opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the filing of this opinion as an exhibit to the Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By:	/s/ Carlos A. Ramirez
Carlos A. Ramirez

Cooley LLP 10265 Science Center Drive San Diego, CA 92121-1117

t: +1 858 550 6000 f: +1 858 550-6420 cooley.com